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        [LETTERHEAD OF GORDON ALTMAN BUTOWSKY WEITZEN SHALOV & WEIN]


                                                               November 2, 1998

Morgan Stanley Dean Witter American Value Fund
Two World Trade Center
New York, New York  10048

Ladies and Gentlemen:

                  This opinion is being furnished to Morgan Stanley Dean Witter American Value Fund, a Massachusetts business trust (the "Trust"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by the Trust in connection with the acquisition by the Trust of substantially all the assets of Morgan Stanley Dean Witter Capital Appreciation Fund, a Massachusetts business trust ("Capital Appreciation"), in exchange for shares of beneficial interest, par value $.01, of the Trust ("Shares") and the assumption by the Trust of certain stated liabilities of Capital Appreciation pursuant to an Agreement and Plan of Reorganization dated as of October 28, 1998 between the Trust and Capital Appreciation (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Lane Altman & Owens LLP, dated November 2, 1998.

                  Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in the Trust's Prospectus dated May 1, 1998, As revised August 21, 1998, under the caption "Additional Information").

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 /s/ Gordon Altman Butowsky
                                                     Weitzen Shalov & Wein
                                                     ----------------------
                                                     Gordon Altman Butowsky
                                                     Weitzen Shalov & Wein